Exhibit (b)(9)

AMENDED AND RESTATED

CREDIT AGREEMENT

by and among

AIR PRODUCTS AND CHEMICALS, INC.,

The Lenders parties hereto from time to time,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

Dated as of

February 3, 2011

J.P. MORGAN SECURITIES LLC,
as Joint Lead Arranger and Sole Bookrunner,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
BNP PARIBAS SECURITIES CORP.,
DEUTSCHE BANK SECURITIES INC.,
HSBC SECURITIES (USA) INC.
and
RBS SECURITIES INC.,
as Joint Lead Arrangers and Syndication Agents

and

THE BANK OF NOVA SCOTIA,
INTESA SANPAOLO S.P.A.,
SOVEREIGN BANK (A SUBSIDIARY OF SANTANDER HOLDINGS USA, INC.),
SUMITOMO MITSUI BANKING CORPORATION
and
UBS SECURITIES LLC,
as Co-Arrangers

i

ii

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Exemption Certificate

SCHEDULES

Schedule 2.01 Schedule 3.07 Schedule 6.02 Schedule 6.04	Commitments No Conflict Existing Liens Existing Indebtedness

iii

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 3, 2011 by and among AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (the “Borrower”), the Lenders parties hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder.

R E C I T A L S:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, dated as of March 31, 2010 (the “Existing Credit Agreement”);

WHEREAS, the Borrower has commenced, through Air Products Distribution, Inc., a newly formed Subsidiary (“Offerco”), a tender offer (the “Offer”) for all of the common stock of Airgas, Inc., a Delaware corporation (the “Target”);

WHEREAS, the Borrower intends to effect a merger (the “Merger”) of Offerco with the Target, with the surviving corporation of the Merger being a wholly owned Subsidiary; and

WHEREAS, in order to finance the Offer and the Merger, to assist the Target in effecting timely prepayments of certain of its existing indebtedness as are required under the terms thereof as a consequence of the Offer or the Merger (the “Target Refinancing”), to pay fees and expenses in connection with the Offer, the Merger and the Target Refinancing and the financing thereof and to provide for the working capital and general corporate needs of the Borrower and its Subsidiaries prior to and following the Merger, the Borrower entered into the Existing Credit Agreement with the Lenders under which the Lenders agreed to make the loans provided for therein;

WHEREAS, the Borrower has requested, and the Lenders and the Administrative Agent have agreed to enter into this amendment and restatement of the Existing Credit Agreement in order, among other things, to extend the period during which the loans provided for thereunder may be drawn and, if the date of the initial drawing is later as a result, the maturity date provided thereunder and to make other changes thereto as are reflected herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as that the Existing Credit Agreement shall be amended and restated to read in its entirety as provided for herein:

Article I

DEFINITIONS; CONSTRUCTION

                      Section 1.01           Certain Definitions.  As used herein, the following words and terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

LIBO Rate
1.00 - Eurocurrency Reserve Requirements

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of a specified Person shall mean any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with, such specified Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Adjusted LIBO Rate in effect on such day (or, if such day is not a Business Day, as of the preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period commencing two Business Days thereafter plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment; provided that if any Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Pricing Grid” shall mean the table set forth below:

Public Debt Ratings	Applicable Rate		Commitment Fee Rate
	Eurodollar Loan	ABR Loan
≥ A- or A3	1.75%	0.75%	0.25%
= BBB+ or Baa1	2.00%	1.00%	0.30%
= BBB or Baa2	2.25%	1.25%	0.375%
= BBB- or Baa3	2.75%	1.75%	0.50%
< BBB- or Baa3	3.50%	2.50%	0.75%

“Applicable Rate” shall mean for each Type of Loan, as of any date of determination, the rate per annum determined pursuant to the Applicable Pricing Grid by reference to the Public Debt Ratings in effect at the time; provided that each of the Applicable Rate percentages set forth in the table included in the definition of the term “Applicable Pricing Grid” with respect to Eurodollar Loans and ABR Loans shall increase by 0.50% on the 90th day following the Closing Date and on each 90th day thereafter.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04.

“Arrangers” shall mean, collectively, the Lead Arranger and The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and The Royal Bank of Scotland plc, in their capacities as joint lead arrangers in respect of the credit facility established hereunder.

“Asset Sale” shall mean any sale or other disposition of assets (including any assets sold or agreed to be sold in order to secure regulatory approval for the consummation of the Offer or the Merger, but excluding any Unrestricted Margin Stock) to a Person other than the Borrower or a Subsidiary thereof in one transaction or series of related transactions for Net Cash Proceeds of $100,000,000 or more, other than (a) any such sale or other disposition of inventory, used or surplus equipment, cash or cash equivalents and (b) any such sale or other disposition consummated in connection with any securitization facility.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Available Commitment” shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) the aggregate principal amount of such Lender’s Loans then outstanding.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunner Fee Letter” shall mean the Fee Letter dated as of February 4, 2010, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (now known as J.P. Morgan Securities LLC), as amended to the date hereof.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares of capital stock (whether common or preferred) of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean the occurrence of either of the following:

(a)  any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as in effect on the date hereof) or group of persons (as so used), other than the Borrower, any company a majority of whose outstanding stock entitled to vote is owned directly or indirectly by the Borrower (a “Controlled Subsidiary”), or a trustee of an employee benefit plan sponsored solely by the Borrower and/or a Controlled Subsidiary, is or becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of equity interests of the Borrower representing more than 40% of the aggregate ordinary voting power of the Borrower’s then-outstanding voting equity interests; or

(b)  during any period of two consecutive years, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by directors who were not (i) directors of the Borrower at the beginning of such period, (ii) appointed by directors who were directors at the beginning of such period or by directors so appointed or (iii) nominated or approved for election to the board of directors of the Borrower by directors described in the preceding clause (i) or (ii).

“Closing Date” shall have the meaning set forth in Section 4.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to any Lender, the commitment of such Lender to make Loans to the Borrower, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Loans hereunder, as such commitment may be reduced or increased from time to time pursuant hereto.  The original amount of each Lender’s Commitment as of the date hereof is set forth on Schedule 2.01.  The original aggregate amount of the Commitments is $6,724,000,000.

“Commitment Fee Rate” shall mean, as of any date of determination, the rate per annum determined pursuant to the Applicable Pricing Grid by reference to the Public Debt Ratings in effect at the time.

“Commitment Letter” shall mean the Amended and Restated Commitment Letter dated March 3, 2010, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (now known as J.P. Morgan Securities LLC).

“Commitment Termination Date” shall mean the earlier of (a) the day following the Merger Date, (b) the Maturity Date and (c) the date of any other termination of all the Commitments in accordance with this Agreement.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) income tax provision, (b) interest expense, amortization, writedown or writeoff of debt discount and debt issuance costs, commissions, discounts and other fees and charges (including prepayment premiums, penalties or similar charges in connection with the Target Refinancing) associated with Indebtedness (including the Loans) and discount on securitization of receivables, (c) depreciation and amortization expense, (d) amortization, writedown or writeoff of intangibles (including, but not limited to, goodwill) and organization costs, (e) any unusual or non-recurring non-cash expenses or losses (including losses on sales of assets outside of the ordinary course of business), (f) transaction fees and expenses directly related to the Transactions and (g) non-cash charges incurred in respect of restructurings, plant closings, headcount reductions, cost reductions or other similar actions, and minus, to the extent included in determining such Consolidated Net Income, the sum of (i) income tax credits (to the extent not netted from income tax provision) and (ii) any unusual or non-recurring non-cash income or gains (including gains on the sales of assets outside of the ordinary course of business).  For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination of the Leverage Ratio, (i) if at any time during such Test Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period.  As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the equity interests of a Person (any such property, a “Business Unit”) and (b) the aggregate consideration for which (including Indebtedness assumed in connection therewith) exceeds $100,000,000; and “Material Disposition” shall mean any disposition of property or series of related dispositions of property that (a) constitutes a Business Unit and (b) the aggregate consideration for which (including Indebtedness assumed in connection therewith) exceeds $100,000,000.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Project Finance Subsidiary having Limited Recourse Debt outstanding at any time during such period.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness that would be reflected at such date as short-term borrowings, current portion of long-term debt or long-term debt on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding Limited Recourse Debt of any Project Finance Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender’s failure to fund such Loans is based on such Lender’s reasonable determination that the conditions precedent to funding such Loans under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (which request has been made based on the Administrative Agent’s reasonable belief that such Lender may not fulfill its funding obligation and a copy of which request has been sent to the Borrower), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or has been determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or has been determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder). Notwithstanding the foregoing, no Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Dollar”, “Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Duration Fee Rate” shall mean a rate determined in accordance with the table set forth below:

Days after Closing Date	Rate
90 days:	0.75%
180 days:	1.25%
270 days:	1.75%

“Effective Date” shall have the meaning set forth in Section 4.01.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters as they relate to exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(c) of ERISA is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender or other such recipient as a result of a present or former connection between the Administrative Agent or such Lender or other such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender or other such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) any withholding tax that (i) is attributable to a Lender’s failure to comply with the requirements of Section 2.15(f) or (ii) is a United States withholding tax imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to Taxes pursuant to Section 2.15.

“Existing Agreement” shall mean the Borrower’s existing $1,450,000,000 Revolving Credit Agreement dated as of May 23, 2006, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Availability Period.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Subsidiary” shall mean any Subsidiary other than any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that in relevant form or concentration are regulated pursuant to any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, other than deposits or advances in the ordinary course of business, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than current accounts payable and trade accounts and accrued expenses incurred in the ordinary course of business and other than customary reservations or retentions of title under agreements with suppliers entered in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services having the effect of a borrowing (other than (i) current accounts payable and trade accounts and accrued expenses incurred in the ordinary course of business and (ii) any noncompete agreement, purchase price adjustment, earnout or deferred payment of a similar nature), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the book value of such property when recourse is limited to such property, (f) all Guarantees by such Person in respect of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“indemnified person” shall have the meaning specified in Section 9.03(b).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning specified in Section 9.12(a).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lead Arranger” shall mean J.P. Morgan Securities LLC, in its capacity as joint lead arranger and sole bookrunner in respect of the credit facility established hereunder.

“Lenders” shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for such period.

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Recourse Debt” shall mean Indebtedness of a Project Finance Subsidiary as to which, at the time a determination is being made, the holder of such Indebtedness has recourse, with respect to such Indebtedness, solely against the assets it has financed or the cash flows therefrom and does not have direct or indirect recourse (through a guarantee, keepwell or otherwise) against the Borrower, any other Subsidiary or any of their assets other than the stock (or similar equity interest) of such Project Finance Subsidiary.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

                “Loan Documents” shall mean this Agreement, any amendments thereto and, except for purposes of Section 9.02, the Notes.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations under this Agreement and the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Limited Recourse Debt) or obligations in respect of one or more Swap Agreements of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $125,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” shall mean, at any time of determination, any Subsidiary the total sales of which for the fiscal year most recently completed prior to such time equal 5% or more of the consolidated total sales of the Borrower and its Subsidiaries for such fiscal year.  For purposes of determining Material Subsidiaries after the consummation of the Offer or the Merger, the consolidated total sales of the Borrower and its Subsidiaries for any fiscal year shall be determined after giving pro forma effect to the consolidated total sales of the Target and its Subsidiaries as if the Offer or the Merger, as the case may be, has been consummated at the beginning of such fiscal year.

“Maturity Date” shall mean the one-year anniversary of the Closing Date.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Agreement” shall mean any agreement (including any schedules and exhibits thereto) that may be entered into by the Borrower or any of its Subsidiaries and the Target providing for the Merger.

“Merger Date” shall mean the date of consummation of the Merger.

“Merger Documents” shall mean the Merger Agreement and any documentation related thereto, including any side letters.

“Moody’s” shall mean Moody’s Investor’s Services, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, (a) in connection with any Asset Sale, the proceeds thereof actually received by the Borrower or one or more of its Subsidiaries in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the sum, without duplication, of (i) attorneys’ fees, accountants’ fees, consulting fees, investment banking fees and other customary fees actually incurred in connection therewith and other expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the proceeds thereof actually received by the Borrower or one or more of its Subsidiaries in the form of cash and cash equivalents, net of attorneys’ fees, accountants’ fees, consulting fees, investment banking fees, underwriting discounts and commissions or placement fees, and other customary fees actually incurred in connection therewith and other expenses actually incurred in connection therewith.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.15(a).

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Notes” shall mean, collectively, the promissory notes evidencing the Loans issued and delivered pursuant to Section 2.07(e).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement or any other Loan Document, whether on account of fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offer” shall have the meaning set forth in the recitals hereto.

“Offer Documents” shall mean the definitive documents related to the Offer, including, but not limited to, the Tender Offer Statement and any amendments thereto, filed from time to time with the Securities and Exchange Commission under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934.

“Offerco” shall have the meaning set forth in the recitals hereto.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (including any interest, additions to tax or penalties applicable thereto).

“Participant” shall have the meaning set forth in Section 9.04(c).

“Participant Register” shall have the meaning set forth in Section 9.04(c)(i).

“Patriot Act” shall have the meaning set forth in Section 9.14.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c)           pledges and deposits made in the ordinary course of business in compliance with, or to secure letters of credit issued in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance letters of credit, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           easements, zoning restrictions, rights-of-way, landlords’ liens on property held under lease, tenants’ rights under leases and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f)           attachment, judgment or similar Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(g) and are not in excess of $125,000,000 in the aggregate at any time outstanding (net of any amounts covered by a third-party insurer as to which such insurer has been notified of a potential claim and does not dispute coverage);

(g)           the rights of collecting banks and other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in the possession of such financial institution;

(h)           Liens attaching solely to cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an acquisition;

(i)           Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

(j)           any interest of title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted under this Agreement;

(k)           licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Borrower or any Subsidiary; and

(l)           Liens encumbering goods and documents of title with respect to such goods and arising in the ordinary course of business in connection with the issuance of documentary letters of credit, in each case not incurred or made in connection with the borrowing of money or the obtaining of advances or similar credit, and Liens arising out of title retention provisions in a supplier’s standard condition of supply of goods acquired in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than any letter of credit referred to in the definition of such term).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Account” shall have the meaning specified in Section 2.09(e).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Finance Subsidiary” shall mean any Subsidiary formed or utilized for the primary purpose of owning or operating specific assets, the acquisition of which is financed solely by Limited Recourse Debt and equity.

“Public Debt Rating” shall mean, as of any date, the rating that has been most recently and officially announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing, (a) if the ratings established or deemed to have been established by S&P and Moody’s for such debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (b) if the ratings established or deemed to have been established by S&P and Moody’s for such debt shall fall within different levels, the Applicable Rate or Commitment Fee Rate, as the case may be, shall be based on the higher of the two ratings unless one of the two ratings is two or more levels lower than the other, in which case the Applicable Rate or Commitment Fee Rate, as the case may be, shall be determined by reference to the level next below that of the higher of the two ratings; and (c) if either S&P or Moody’s shall not have in effect a rating for such debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating below BBB- or Baa3, as applicable.  Each change in the Applicable Rate or Commitment Fee Rate, as the case may be, shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P or Moody’s shall change, the Borrower and the Lenders shall negotiate in good faith to amend this paragraph to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate or Commitment Fee Rate, as the case may be, shall be determined by reference to the rating most recently in effect prior to such change.

“Register” shall have the meaning set forth in Section 9.04.

“Regulation S-X” shall mean Regulation S-X of the Securities Act of 1933, as amended.

“Regulations” shall mean regulations of the Board, as in effect from time to time.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the outstanding Loans and unused Commitments at such time.

“Restricted Margin Stock” shall mean Margin Stock owned by the Borrower or any Subsidiary the value of which (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U of the Board) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U of the Board), on a consolidated basis, of the property and assets of the Borrower and its Subsidiaries (other than any Margin Stock) that is subject to the provisions of Section 2.09 or Article VI (including Section 6.02).

“S&P” shall mean Standard & Poor’s Rating Services, or any successor thereto.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless the context otherwise requires, all references herein to a Subsidiary shall be deemed to be references to a Subsidiary of the Borrower.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Target” shall have the meaning set forth in the recitals hereto.

“Target Refinancing” shall have the meaning set forth in the recitals hereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).

“Tender Offer Statement” shall mean the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission by the Borrower and Offerco, together with any amendments and supplements thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments then in effect.

“Transactions” shall mean, collectively (a) the execution, delivery and performance by the Borrower of this Agreement, (b) the borrowing of Loans and the use of the proceeds thereof, (c) the consummation of the Offer, (d) the consummation of the Merger and (e) the Target Refinancing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Margin Stock” shall mean any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

                      Section 1.02           Construction.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; and “property” includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed.  The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (to the extent such assigns are not prohibited under this Agreement).  The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Article, section, subsection, exhibit and schedule references are to articles, sections and subsections of, and schedules and exhibits to, this Agreement unless otherwise specified.

                      Section 1.03           Accounting Principles.  All computations and determinations as to accounting or financial matters shall be made, and, except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with, and all accounting or financial terms shall have the meanings ascribed to such terms by, GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower at “fair value” as defined therein.

                      Section 1.04           Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Article II

THE LOANS

                      Section 2.01           Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate principal amount of such Lender’s Loans exceeding such Lender’s Commitment or (b) the sum of the aggregate principal amount of all Loans exceeding the Total Commitments.

                      Section 2.02           Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                         Section 2.03        Requests for Borrowings.  (a)  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Borrowing to be made on the Closing Date, such shorter period as may be agreed by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax (in the manner provided in Section 9.01) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                      Section 2.04           Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of each Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                      Section 2.05           Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax (in the manner provided in Section 9.01) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

       (i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

       (ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

       (iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

       (iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                      Section 2.06           Termination and Reduction of Commitments.  (a)  The Commitments shall terminate on the Commitment Termination Date.

(b)           The Commitments shall reduce as set forth in Section 2.09(d).

(c)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate principal amount of outstanding Loans would exceed the Total Commitments.

(d)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this paragraph shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(e)           Any termination or reduction of the Commitments shall be permanent.

                      Section 2.07           Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, in the event of any inconsistency in such accounts maintained by a Lender and the Administrative Agent, entries made in the accounts maintained by the Administrative Agent shall control; provided further that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

                      Section 2.08           Optional Prepayments.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each such partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)           The Borrower shall notify the Administrative Agent by telephone (confirmed by fax (in the manner provided in Section 9.01)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(d).  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest as required by Section 2.11.

                      Section 2.09           Mandatory Prepayments.  (a)  If any Capital Stock shall be issued by the Borrower at any time after the date hereof (other than any such Capital Stock issued to current or former directors, officers and employees pursuant to stock option or other benefit plans), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the first Business Day following the date of such issuance toward the prepayment of the Loans and, on the earlier of the date of such application and such first Business Day, the Commitments shall be reduced by such amount, in each case as set forth in Section 2.09(d).

(b)           If any Indebtedness for borrowed money shall be issued or incurred by the Borrower or any of its Subsidiaries at any time after the date hereof in any offering of debt securities or under any loan, credit or similar facilities (other than this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the first Business Day following the settlement date of such issuance or incurrence toward the prepayment of the Loans and, on the earlier of the date of such application and such first Business Day, the Commitments shall be reduced by such amount, in each case as set forth in Section 2.09(d); provided that this paragraph shall not apply to the Net Cash Proceeds of (i) any Indebtedness incurred by the Target and its Subsidiaries, except to the extent that the Borrower is capable of directing the Net Cash Proceeds of such Indebtedness for use in connection with the Offer, the Merger or the Target Refinancing, (ii) any Indebtedness under the Existing Agreement or any other existing debt security or loan, credit or similar facility of the Borrower, the Target or any of their respective Subsidiaries, (iii) any Indebtedness issued or incurred for working capital purposes or otherwise in the ordinary course of business (including project financing and purchase money and other Indebtedness incurred to finance the acquisition, construction or improvement of assets), (iv) Indebtedness of the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (v) any commercial paper or securitization facilities entered into in the ordinary course of business and (vi) any Indebtedness that refinances, extends, renews or replaces any Indebtedness of the Borrower or its Subsidiaries referred to in clause (i) or (ii) above (or any refinancing Indebtedness referred to in this clause (vi)), other than any such refinancing Indebtedness incurred in connection with the Target Refinancing, provided that (x) the aggregate principal amount of Indebtedness that refinances, extends, renews or replaces the Existing Agreement may not exceed by more than $550,000,000 in the aggregate the sum of the aggregate principal amount of Indebtedness and unused commitments under the Existing Agreement and (y) the aggregate principal amount of all such refinancing Indebtedness (other than any such Indebtedness referred to in clause (x) above) may not exceed by more than $25,000,000 the sum of the aggregate principal amount of Indebtedness and unused commitments (other than Indebtedness and unused commitments under the Existing Agreement) that are the subject of such refinancings, extensions, renewals or replacements.

(c)           If the Borrower or any of its Subsidiaries shall consummate any Asset Sale at any time after the date hereof, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the third Business Day following the date of consummation thereof toward the prepayment of the Loans and, on the earlier of the date of such application or such third Business Day, the Commitments shall be reduced by such amount, in each case as set forth in Section 2.09(d); provided that this paragraph shall not apply to the Net Cash Proceeds of any Asset Sale by the Target and its Subsidiaries, except to the extent that the Borrower is capable of directing the Net Cash Proceeds of such Asset Sale for use in connection with the Offer, the Merger or the Target Refinancing.

(d)           Net Cash Proceeds referred to in paragraphs (a), (b) and (c) of this Section shall, on the date specified in such paragraphs, (i) result in a reduction of the Commitments by the amount of such Net Cash Proceeds and (ii) if received on or after the Closing Date, be applied to the prepayment of the Loans.  Prior to any prepayment of Loans under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid (or, if no such specification shall have been provided, the Administrative Agent shall apply such prepayment, first, to ABR Borrowings and, second, to Eurodollar Borrowings in direct order of the next succeeding Interest Payment Dates therefor).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest as required by Section 2.11.

(e)           At the option of the Borrower, amounts to be applied to prepay Eurodollar Borrowings shall, if such prepayment would not occur on the last day of the relevant Interest Period, be deposited in the Prepayment Account (as defined below).  The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay the relevant Eurodollar Borrowings on the last day of the respective Interest Periods therefor (or, at the direction of the Borrower, on any earlier date).  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent.  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in cash equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Borrowings to be prepaid, provided that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any applicable law or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing.  The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Periods therefor is not less than the amount that would have been available had no investments been made.  Other than any interest earned on such investments, the Prepayment Account shall not bear interest.  Interest or profits, if any, on such investments shall be deposited and reinvested and disbursed as described above.  If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent shall apply amounts on deposit in the Prepayment Account to prepay the Eurodollar Borrowings.

                      Section 2.10           Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee for the period from and including the Effective Date to and excluding the Closing Date, in an amount set forth in the table below (by reference to the Public Debt Ratings in effect at the time) of the average daily amount of the Available Commitment of such Lender, payable on the earlier of (i) the Closing Date and (ii) the Commitment Termination Date:

Public Debt Ratings	Ticking Fee Rate
≥ A or A2	0.15%
= A- or A3	0.20%
= BBB+ or Baa1	0.25%
= Other	0.30%

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to and excluding the last day of the Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(c)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee on each of the 90th, 180th and 270th day after the Closing Date in an amount equal to the product of (i) the applicable Duration Fee Rate and (ii) the aggregate principal amount of the Loans of such Lender outstanding on such day.

(d)           The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administration fee payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of ticking fees, commitment fees and duration fees, to the Lenders.  All ticking fees and commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Fees paid shall not be refundable under any circumstances.

                      Section 2.11           Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                      Section 2.12           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised in good faith by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

                      Section 2.13           Increased Costs.  (a)  If any Change in Law shall:

       (i)           subject any Lender to any Tax on its capital reserves (or any similar Tax) with respect to this Agreement or any Loan made by it (except for Indemnified Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income or profits of such Lender);

       (ii)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

       (iii)          impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost (other than lost profits) to such Lender of making or maintaining any Eurodollar Loan or, in the case of (i), any Loans (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Subject to Section 2.17, if any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered to the extent such a reduction is a consequence of this Agreement or the Loans made by such Lender.

(c)           In connection with any request under paragraph (a) or (b) of this Section, the requesting Lender shall deliver to the Borrower a certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, which shall contain a statement setting forth in reasonable detail the basis for requesting such amount and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                      Section 2.14           Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (it being understood and agreed that such loss, cost and expense shall not include the Applicable Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor).  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                      Section 2.15           Taxes.  (a)  All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Indemnified Taxes and Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an original official receipt received by the Borrower showing payment thereof.

(d)           The Borrower shall indemnify the Administrative Agent and the Lenders for the full amount of any Indemnified Taxes that are paid or payable by the Administrative Agent or Lenders, as applicable in connection with any Loan Document (including amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph (d) shall be paid within 30 days after the Administrative Agent or Lender delivers to the Borrower a certificate stating the amount of Indemnified Taxes so payable by such Person.  Such certificate shall be conclusive as to the amount so payable absent manifest error.  Any Lender delivering such certificate to the Borrower shall deliver a copy of such certificate to the Administrative Agent.

(e)           Each Lender shall severally indemnify the Administrative Agent and the Borrower for the full amount of any Taxes, in the case of the Administrative Agent, or any Excluded Taxes, in the case of the Borrower, attributable to such Lender that are paid or payable by the Administrative Agent or the Borrower in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph (e) shall be paid within 30 days after the Administrative Agent or the Borrower delivers to the applicable Lender a certificate stating the amount of Taxes, in the case of the Administrative Agent, or Excluded Taxes, in the case of the Borrower, so payable by the Administrative Agent or the Borrower, as applicable.  Such certificate shall be conclusive of the amount so payable absent manifest error.

(f)           (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this paragraph (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section.  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

           (ii)           Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

           (A)           in the case of a Lender that is a U.S. Person, IRS Form W-9;

   (B)   in the case of Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

           (C)           in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

           (D)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit B to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

           (E)           in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

           (F)           any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

                      (g)           Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Borrower, upon the request of the Administrative Agent or Lender, shall repay to the Administrative Agent or such Lender the amount paid to the Administrative Agent or such Lender pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph if, in the reasonable good faith judgment of the Administrative Agent or such Lender, such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

                      Section 2.16           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the Lenders.

(d)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Amounts paid or prepaid on account of the Loans may not be reborrowed.

(e)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or its Subsidiaries (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(f)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(f) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                      Section 2.17           Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking any Loans affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, in each case with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.15.

(b)           If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, except as provided below in this paragraph (b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, (iii) the Borrower shall be liable to such Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the assignee shall be reasonably satisfactory to the Administrative Agent, (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against such Lender and (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.15 as the case may be.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

                      Section 2.18           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

           (a)           fees shall cease to accrue on the Available Commitment of such Defaulting Lender pursuant to Section 2.10(a) or 2.10(b);

           (b)           the Commitment and the outstanding aggregate principal amount of the Loan of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); and

   (c)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16(e) but excluding Section 2.17(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral until the Commitment Expiration Date for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

Article III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, on the Closing Date and on each date thereafter on which a Borrowing is made, to the Administrative Agent and each Lender as follows:

                      Section 3.01           Financial Statements; No Material Adverse Change. (a)  As of the date hereof, the Borrower has furnished to the Lenders the audited consolidated balance sheet of the Borrower as at September 30, 2010 and the related consolidated income statement and consolidated statement of shareholders’ equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, which financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants or otherwise disclosed therein).

(b)           As of the Closing Date, the Borrower has furnished to the Lenders (i) the unaudited pro forma consolidated balance sheet of the Borrower as at the end of the most recent fiscal year of the Borrower ended at least 90 days prior to the Closing Date and (ii) unaudited pro forma consolidated income statement of the Borrower (x) for the most recent fiscal year of the Borrower ended at least 90 days prior to the Closing Date and (y) for the most recent fiscal quarter of the Borrower ended at least 45 days prior to the Closing Date, each of which has been prepared giving effect (as if such events had occurred on such date or the first day of such period, as applicable) to (A) the consummation of the Offer, the Merger and the Target Refinancing, (B) the Loans to be made and the use of proceeds thereof and (C) the payment of fees and expenses in connection with the foregoing.  Such pro forma financial statements have each been prepared based on the best information available to the Borrower as of the date of delivery thereof and, to the extent practicable, in accordance with Regulation S-X (it being acknowledged that the Borrower is limited to publicly available information relating to the Target and its Subsidiaries).

(c)           As of the Closing Date, (i) there has not occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operation, property or financial condition of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries), taken as a whole, since September 30, 2010 and (ii) no change has occurred or been threatened (and no development has occurred or been threatened that involves a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Target or any of its Affiliates that, in the Borrower’s judgment, is or may be materially adverse to the Target or any of its Affiliates (it being agreed that this clause (ii) shall be automatically amended to conform to the condition (or, if applicable, the representation) relating to the absence of “material adverse effect” (or equivalent concept) on the Target and its Affiliates set forth in the Offer Documents (or, if applicable, the Merger Agreement) as in effect on the Closing Date).

                      Section 3.02           Litigation.  There is no action, suit or administrative proceeding, to the knowledge of the Borrower after due inquiry, pending or threatened against the Borrower or any of its Subsidiaries as of the Closing Date which, in the opinion of the Borrower, involves any substantial risk of any Material Adverse Effect.

                      Section 3.03           Due Organization.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                      Section 3.04           Consents and Approvals.  The Borrower has obtained the consents and approvals of the Governmental Authorities necessary for consummation of the Transactions and its execution and performance of this Agreement and such consents and approvals are in full force and effect, other than any such consents and approvals with respect to which the failure to obtain or to keep in full force and effect would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                      Section 3.05           Corporate Power, Authorization and Enforceability.  The Borrower has taken all necessary corporate or other organizational action to authorize its execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents when executed and delivered by the Borrower will constitute, valid and legally binding obligations of the Borrower, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

                      Section 3.06           ERISA.  The Borrower and each of its ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the provisions of the Code and the regulations and published interpretations thereunder with respect to any Plan for which the Borrower is the plan sponsor or a contributing employer, and the Borrower is not subject to any material liability, penalty, excise tax or lien arising under ERISA or under the Code with respect to any Plan which is sponsored by the Borrower or any Subsidiary (or to which the Borrower or any Subsidiary is obligated to contribute), except to the extent such noncompliance, liability, penalty, excise tax or lien would not have a Material Adverse Effect; and no ERISA Event has occurred or would reasonably be expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

                      Section 3.07           No Conflict.  Except as set forth on Schedule 3.07, neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance by the Borrower with the provisions thereof will violate (a) to the best of the Borrower’s knowledge after due inquiry, any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (b) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) to the best of the Borrower’s knowledge after due inquiry, the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any lien in, of or on the property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement (other than any such indenture, instrument or agreement of the Target or any of its Subsidiaries in effect as of the Closing Date), except, in the case of each of clauses (a) and (c), to the extent any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

                      Section 3.08           No Default.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property (other than any indenture, agreement or other instrument of the Target or any of its Subsidiaries in effect as of the Closing Date), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

                      Section 3.09           Payment of Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

                      Section 3.10           Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

                      Section 3.11           Environmental Matters.  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

                      Section 3.12           Disclosure.  (a)  All written information and all oral communications made by the Borrower in Lender meetings and due diligence sessions held in connection with the syndication of the credit facility established hereunder, taken as a whole, other than any projections (the “Projections”) and information of a general economic or industry nature, that were made available by the Borrower or any of its representatives to the Lead Arranger, the other Arrangers or the Lenders were, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (with the Borrower making such representation and warranty, insofar as it concerns information and communications relating to the Target and its Affiliates, to the best knowledge of the Borrower) and (b) the Projections that were made available by the Borrower or any of its representatives to the Lead Arranger, the other Arrangers or the Lenders were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time the related Projections were made available to the Lead Arranger, the other Arrangers or the Lenders (it being understood that (i) the Projections and the Borrower’s assumptions with respect thereto, in each case insofar as they relate to the Target and its Affiliates, were based on information available to the Borrower with respect to the Target and its Subsidiaries and that such information may have been limited, (ii) the Projections are subject to significant uncertainties, (iii) the variances between actual results and projected results may be material and (iv) no assurances were given that any projections will be realized).

ARTICLE IV

CONDITIONS OF CREDIT

                      Section 4.01           Conditions to Effective Date.  The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement pursuant hereto shall be subject to satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent (the first date on which such conditions are satisfied or waived, the “Effective Date”):

(a)           Credit Agreement.  The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)           Corporate Action.  The Administrative Agent shall have received on or before the Effective Date certified copies of all corporate action taken by the Borrower to authorize the execution and delivery of this Agreement and, if required, the Notes and such other documents relating to such authorization as the Administrative Agent shall reasonably require.

(c)           Organizational Documents; Good Standing Certificates.  The Administrative Agent shall have received copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified as of a recent date by the appropriate governmental officer in its jurisdiction of incorporation.

(d)           Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and expenses required to be paid by the Borrower as accrued as of the Effective Date under the Existing Credit Agreement, the Commitment Letter and the Bookrunner Fee Letter (as in effect prior to Amendment 3 thereof).

The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding.

                      Section 4.02           Conditions to Initial Borrowing.  The obligation of each Lender to make its initial Loan is subject to satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent (the first date on which such conditions are satisfied or waived, the “Closing Date”, which date shall in no event be later than June 4, 2011):

(a)           Notes.  The Administrative Agent shall have received from the Borrower a counterpart of any Notes requested by the Lenders reasonably in advance of the Closing Date.

(b)           Officer’s Certificate.  The Administrative Agent shall have received a certificate dated the Closing Date and signed by the Treasurer or a Vice President of the Borrower to the effect that each of the representations and warranties made by the Borrower in Article III hereof is true and correct in all material respects on and as of the Closing Date, both before and after giving effect to the Borrowings requested to be made on the Closing Date, except for such representations and warranties that specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date.

(c)           Financial Statements.  (i) The Administrative Agent shall have received the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated income statement of the Borrower referred to in Section 3.01(b).

(ii) The Administrative Agent shall have received, to the extent available to the Borrower, such audited or unaudited consolidated financial statements of the Target as would be necessary to comply with Regulation S-X in a registered offering of securities of the Borrower and all other financial statements for completed or pending acquisitions as are available to the Borrower and may be required under Regulation S-X in a registered offering of securities of the Borrower.

(d)           The Offer.  If the Merger Agreement has not been executed prior to the Closing Date, the Offer shall be consummated (i) substantially concurrently with the making of the initial Loans and (ii) in accordance with the Offer Documents, which Offer Documents shall be reasonably acceptable to the Arrangers (it being understood and agreed that all Offer Documents filed with the Securities and Exchange Commission prior to the date hereof shall be deemed reasonably acceptable to the Arrangers).  The Administrative Agent shall have received copies of all amendments, modifications, waivers and consents under the Offer Documents and no such amendment, modification, waiver or consent shall have been materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers (it being understood and agreed that amendments, modifications, waivers and consents under the Offer Documents effected prior to the date hereof shall be deemed not to be materially adverse to the interests of the Arrangers or the Lenders).

(e)           The Merger.  If the Merger Agreement has been executed prior to the Closing Date, (i) the Merger (if the Merger Agreement provides for a one-step merger of the Target with Offerco) or the Offer (if the Merger Agreement provides for the consummation of the Offer, followed by the consummation of the Merger) shall be consummated (A) substantially concurrently with the making of the initial Loans and (B) in accordance with the Merger Documents, which Merger Documents shall be reasonably acceptable to the Arrangers.  The Administrative Agent shall have received all Merger Documents, if any, executed prior to the Closing Date.  The Administrative Agent shall have received copies of all amendments, modifications, waivers and consents to any such Merger Documents, and no such amendment, modification, waiver or consent shall have been materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers.

(f)           Target Ownership.  After giving effect to the consummation of the Offer or the Merger on the Closing Date, the Borrower shall own a majority of the shares of the common stock of the Target on a fully diluted basis.

(g)           Legal Opinion.  The Administrative Agent shall have received a legal opinion dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent, covering such matters relating to the Borrower and this Agreement as the Administrative Agent shall reasonably request.

(h)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in a form reasonably satisfactory to the Administrative Agent.

(i)           Ratings.  The Borrower shall, as of the Closing Date, and taking into account the Transactions, have (i) an unsecured long-term obligations rating of at least “Baa3” (with stable (or better) outlook) from Moody’s and (ii) a long-term issuer credit rating of at least “BBB-” (with stable (or better) outlook) from S&P, which ratings and outlooks shall in each case have been (A) issued within 60 days prior to the Closing Date or (B) reaffirmed within seven days prior to the Closing Date.  If the rating system of S&P or Moody’s shall change, the Borrower and the Lenders shall negotiate in good faith to amend this condition to reflect such changed rating system.

(j)           Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and expenses required to be paid by the Borrower on or prior to the Closing Date pursuant to the Commitment Letter, the Bookrunner Fee Letter or the Loan Documents to the extent, in the case of expenses, the invoice relating thereto is received by the Borrower by a reasonable time prior to the Closing Date.

(k)           No Default. No Default or Event of Default (as defined therein) shall have occurred and be continuing, or shall occur as a result of the consummation of the Offer or the Merger and the financings thereof, under the Existing Agreement or any refinancing or replacement thereof.

The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Closing Date, and such notice shall be conclusive and binding.

                      Section 4.03           Conditions to All Borrowings.  The obligation of each Lender to make each Loan to be made by it hereunder on the occasion of any Borrowing (including its initial Loan on the Closing Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrower in Article III (other than, in the case of any Loan to be made after the Closing Date, the representations and warranties set forth in Sections 3.01(c) and 3.02) shall be true and correct in all material respects on and as of the date of such Borrowing as if made on and as of such date, both immediately before and immediately after giving effect to such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on and as of the date of such Borrowing, both immediately before and immediately after giving effect to such Borrowing.

It is further understood and agreed that notice by the Borrower requesting any Borrowing shall constitute a certification by the Borrower that the conditions precedent set forth in this Section 4.03 are satisfied on the date of such Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

From and including the Closing Date (or, with respect to Sections 5.01, 5.02 and 5.08 from and including the date hereof) and until payment in full of all of the Loans and all interest and fees due and payable hereunder and termination of all Commitments, the Borrower agrees that:

                      Section 5.01           Financial Statements.  The Borrower will furnish to the Administrative Agent:

(a)           within 45 days after the close of each quarter, except the last quarter, of each fiscal year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the Borrower’s previous fiscal year and ending with the end of such quarter, as such are filed with the Securities and Exchange Commission;

(b)           within 90 days after the close of each fiscal year, financial statements filed with the Securities and Exchange Commission consisting of a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, which will be certified by independent certified public accountants of recognized standing; and

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (x) stating that, to the knowledge of such officer (after due inquiry), as of the date thereof no Default or Event of Default has occurred and is continuing (or if a Default or an Event of Default has occurred and is continuing, specifying in detail the nature and period of the existence thereof and any action with respect thereto taken or contemplated to be taken by the Borrower), (y) commencing with the delivery of financial statements for the first fiscal quarter that shall have commenced after the Closing Date, stating in reasonable detail the information and calculations necessary to establish compliance with Section 6.01 and (z) stating whether any change in GAAP or in the application thereof that could reasonably be expected to affect in any material respect the calculation of the Leverage Ratio has occurred since the date of the audited financial statements most recently theretofore delivered under clause (b) above (or, prior to the first such delivery, referred to in Section 3.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Any financial statement or other material required to be delivered pursuant to this Section 5.01 shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such financial statement or other material is publicly accessible on the Securities and Exchange Commission’s website at www.sec.gov.

                      Section 5.02           Notices of Material Events.  The Borrower will furnish to the Administrative Agent the following:

(a)           written notice (within five days after a Financial Officer of the Borrower obtains knowledge thereof) of the occurrence of any Default or Event of Default which in either case is continuing;

(b)           written notice (within five days after a Financial Officer of the Borrower obtains knowledge thereof) of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)           prompt written notice of any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(e)           prompt written notice of an announcement by Moody’s or S&P of a change in the unsecured long-term obligations of the Borrower or the long-term issuer credit rating of the Borrower, respectively, and the resulting rating; and

(f)           promptly following a request therefor, such other information in confidence respecting the financial condition and affairs of the Borrower and its Subsidiaries (or the Target and its Subsidiaries, to the extent such information is available to the Borrower) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request (subject to any legal or confidentiality restriction on the delivery of such requested information).

                      Section 5.03           Maintenance of Insurance.  The Borrower will maintain, and cause each Subsidiary to maintain, insurance against risks of fire and other casualties with good and responsible insurance companies upon its properties of an insurable nature which are owned and acquired by it from time to time, in accordance with its normal insurance policies and practices.

                      Section 5.04           Payment of Taxes.  The Borrower will pay and discharge, and cause each Subsidiary to pay and discharge, all Taxes upon it or against its properties prior to the date on which penalties attach thereto, unless and to the extent that (a) the same shall be contested in good faith and by proper proceedings or (b) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

                      Section 5.05           Maintenance of Corporate Existence.  The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises of the Borrower and its Subsidiaries material to the conduct of their business taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.03.

                      Section 5.06           Maintenance of Property.  The Borrower will keep and maintain, and cause each of its Subsidiaries to keep and maintain, all property material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted.

                      Section 5.07           Compliance with Laws.  The Borrower will comply, and cause each of its Subsidiaries to comply, with all laws (including ERISA and Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                      Section 5.08           Books and Records; Inspections.  The Borrower will keep, and cause each of its Material Subsidiaries to keep, in all material respects, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities as necessary for the preparation of its consolidated financial statements in accordance with GAAP.  The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (during normal business hours) and as often as reasonably requested; provided that, so long as no Default or Event of Default shall have occurred and be continuing, (a) only the Administrative Agent shall exercise the rights of the Administrative Agent and the Lenders under this Section and (b) the Administrative Agent shall not exercise such rights more frequently than once per calendar year.

                      Section 5.09           Use of Proceeds.  The Borrower will use the proceeds of the Loans solely (a) to finance payments to the equityholders of the Target pursuant to the Offer and in connection with the Merger, (b) to effect the Target Refinancing, (c) to pay fees and expenses related to the Transactions and (d) for working capital and other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower shall not use any part of the proceeds of any Loans for any purpose that violates the provisions of the Regulations of the Board.

Article VI

NEGATIVE COVENANTS

From and including the Closing Date and until payment in full of all of the Loans and all interest and fees due and payable hereunder and the termination of all of the Commitments, the Borrower agrees that it will not:

                      Section 6.01           Leverage Ratio.  Permit the Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending with the first fiscal quarter that shall have commenced after the Closing Date, to exceed 4.8 to 1.00.

                      Section 6.02           Liens.  Create, incur, assume or suffer to exist, or cause or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien on any property or asset now owned or hereafter acquired by it (other than Unrestricted Margin Stock), except:

(a)           Liens created under the Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and, in the case of such Liens on any property or asset of the Borrower or any Material Subsidiary, set forth in Schedule 6.02, and any extension, renewal or replacement thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than improvements or accessions to the applicable property or assets or proceeds therefrom) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person (including the Target and its Subsidiaries) that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), and any extension, renewal or replacement thereof; provided that (i) such Lien is not created (in the case of the Target or any of its Subsidiaries, with the consent of the Borrower) in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger or consolidation (or, in the case of the Target and its Subsidiaries, in contemplation of or in connection with the Merger), as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than improvements or accessions to the applicable property or assets or proceeds therefrom) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) in the case of Liens on assets of any Subsidiary, such Liens secure Indebtedness permitted by Section 6.04 and obligations relating thereto not constituting Indebtedness, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (iii) the principal amount of Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)           Liens in favor of any Governmental Authority to secure partial, progress, advance or other payments or obligations pursuant to any contract or statute, including Liens to secure Indebtedness of any pollution control or industrial revenue bonds, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(g)           Liens in favor of any customer arising in respect of partial, progress, advance or other payments made by or on behalf of such customer for goods produced for or services rendered to such customer in the ordinary course of business;

(h)           Liens securing Indebtedness or other obligations not exceeding $200,000,000 in the aggregate at any time outstanding;

(i)           Liens securing Limited Recourse Debt of any Project Finance Company;

(j)           Liens on the proceeds of issuances of any pollution control or industrial revenue bonds by the Borrower and its Subsidiaries required to be held in escrow pursuant to the terms thereof;

(k)           Liens securing obligations under Swap Agreements entered into in the ordinary course of business; and

(l)           Liens created in connection with securitizations of receivables of the Borrower or any of its Subsidiaries; provided that such Liens apply solely to the receivables and interests therein that are the subject of such securitizations and such other assets as are customarily subject to such Liens in securitization transactions of the same type.

                      Section 6.03           Fundamental Changes.  (a)  Merge into or consolidate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock), or all or substantially all of the stock of its Subsidiaries (other than Unrestricted Margin Stock) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; or

(b)           Engage, or permit any of its Subsidiaries to engage, in any business, to the extent material to the Borrower and its Subsidiaries as a whole, other than businesses of the type conducted by the Borrower and its Subsidiaries and the Target and its Subsidiaries on the Effective Date and businesses incidental or reasonably related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof.

                      Section 6.04           Subsidiary Indebtedness.  Permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of any Subsidiary outstanding on the Effective Date, which Indebtedness (in the case of any item of Indebtedness in a principal amount in excess of $50,000,000) is described on Schedule 6.04, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)           Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, and any Guarantee by any Subsidiary of any Indebtedness of any other Subsidiary;

(c)           any Guarantee by any Subsidiary of Indebtedness of the Borrower, provided that such Subsidiary has Guaranteed the Obligations under a Guarantee in form and substance reasonably satisfactory to the Administrative Agent (which Guarantee of the Obligations shall not be more restrictive or burdensome than such other Guarantee (and, in the event such other Guarantee is subordinated to any other obligations, may be subordinated to such other obligations on substantially similar terms) and shall provide for an automatic release thereof upon release of such other Guarantee);

(d)           Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement;

(e)           Indebtedness of any Person (including the Target and its Subsidiaries) that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary after the Effective Date (so long as such assumed Indebtedness encumbers such assets), provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created (in the case of the Target or any of its Subsidiaries, with the consent of the Borrower) in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)           Indebtedness of any Subsidiary (i) as an account party in respect of trade letters of credit or letters of credit of the type referred to in the definition of the term “Permitted Encumbrances” or (ii) to the extent arising in connection with any Permitted Encumbrances or any Lien permitted pursuant to Section 6.02(f) or (g);

(g)           Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(h)           Limited Recourse Debt of any Project Finance Subsidiary;

(i)            Indebtedness of Foreign Subsidiaries incurred to finance the working capital needs of Foreign Subsidiaries;

(j)            any other Indebtedness of any Subsidiary; provided that the aggregate principal amount of such other Indebtedness of all the Subsidiaries outstanding at any time does not exceed $200,000,000; and

(k)           Indebtedness incurred in connection with the securitization of receivables of the Borrower or any of its Subsidiaries.

Article VII

EVENTS OF DEFAULT

                      Section 7.01           Events of Default.  An “Event of Default” shall mean the occurrence or existence of one or more of the following events or conditions:

(a)           default in payment of principal on any Loan or Note when due;

(b)           default in payment of interest, any fee or any other amount provided for herein, and such default shall continue unremedied for five Business Days after written notice thereof shall have been received by the Borrower from the Administrative Agent or any Lender;

(c)           any representation or warranty made by the Borrower herein or in any certificate or notice furnished by the Borrower hereunder shall prove to have been, when made, erroneous in any material respect, provided, however, that if capable of remedy, the Borrower shall have twenty days after the Borrower has knowledge of such fact to remedy the underlying facts resulting in such representation, warranty, certificate or notice being erroneous as above described;

(d)           (i) default in any material respect by the Borrower in the performance of any covenant or agreement set forth in Article VI or (ii) default in any material respect by the Borrower in the performance of any other covenant or agreement set forth in this Agreement, other than any such covenant or agreement referred to in clauses (a) through (c) above or clause (d)(i) above, and, in the case of any such default referred to in this clause (ii), (A) such default (other than a default in the performance of Section 5.02(a) or 5.09) shall continue unremedied for 20 days after written notice thereof shall have been received by the Borrower from the Administrative Agent or (B) in the case of a default in the performance of Section 5.02(a) or 5.09, such default shall have continued unremedied for five days;

(e)           failure by the Borrower or any Subsidiary to pay any principal or interest (regardless of amount) of or on Indebtedness for borrowed money (other than Limited Recourse Debt) in excess of $125,000,000 when and as the same shall become due and payable beyond the applicable grace period therefor;

(f)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a default under any agreement with a Lender or an Affiliate of a Lender to the extent such default results from a sale, pledge or other disposition of Unrestricted Margin Stock or (iii) any Indebtedness of the Target or any of its Subsidiaries outstanding on the Closing Date that becomes due as a result of the consummation of the Transactions to be consummated on such date;

(g)           a judgment or order for the payment of money in excess of $125,000,000 (net of any amounts covered by a third-party insurer as to which such insurer has been notified of a potential claim and does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary and such judgment shall continued unsatisfied and unstayed for a period of 60 consecutive days after the time period for appeal has expired;

(h)           a Change of Control shall have occurred;

(i)            the Borrower or any Material Subsidiary makes, or takes corporate or other organizational action for, a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or a petition or answer seeking its reorganization or the readjustment of its indebtedness or consents to or petitions for the appointment of a receiver, trustee or liquidator of all or substantially all of its property or shall admit in writing its inability to, or generally be unable to, pay its debts as such debts come due;

(j)            the commencement of a case or other proceeding, without the application or consent of the Borrower or the applicable Material Subsidiary, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of the Borrower or any Material Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Subsidiary, or any similar action with respect to the Borrower or any Material Subsidiary, under any laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect for a period of 90 consecutive days or an order for relief in respect of the Borrower or any Material Subsidiary shall be entered in an involuntary case under the Federal bankruptcy laws (as now or hereafter in effect) and such order shall not be dismissed, discharged, stayed or restrained prior to the end of such 90 day period or within 30 days of its entry, whichever is later; or

(k)           (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan, (iv) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect.

                      Section 7.02           Consequences of an Event of Default.

(a)           If an Event of Default specified in subsections (a) through (h) or subsection (k) of Section 7.01 shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law or in equity, the Lenders shall be under no further obligation to make Loans and the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

       (i)           declare the Commitments terminated, whereupon the Commitments will terminate;

       (ii)           declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived.

(b)           If an Event of Default specified in subsections (i) or (j) of Section 7.01 shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law or in equity, the Commitments shall automatically terminate, the Lenders shall be under no further obligation to make Loans and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived.

Article VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the Target or any of their respective Subsidiaries or Affiliates as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Target or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to confirm satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Article IX

MISCELLANEOUS

                      Section 9.01           Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

       (i)           if to the Borrower, to it at Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, Attention of Corporate Treasurer (Fax No. (610) 481-4165);

       (ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leslie Hill (Fax No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10017, Attention of Stacey Haimes (Fax No. 212-270-5100); and

       (iii)           if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or fax number for notices and other communications hereunder by written notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                      Section 9.02           Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into only by the Borrower and the Administrative Agent either (A) to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least 10 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 10 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment or (B) to provide for any increase in the Commitment of any Lender or the extension of a Commitment by any bank, financial institution or other entity that is not then a Lender and, in the case of any such increase or extension effected after the making of any Loans hereunder, the making of such Loans by such Lender or other entity as would result in each Lender participating in each Borrowing then outstanding hereunder on a pro rata basis (after giving effect to any such increase or extension), provided that such Lender or other entity is reasonably satisfactory to the Administrative Agent and executes and delivers such agreement, and (ii) no such agreement shall (A) increase the Commitment of any Lender over the amount then in effect without the written consent of such Lender or extend the Maturity Date without the written consent of each Lender affected thereby, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled date of payment of any Loan, or any interest on any Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, or (D) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights, duties or interests of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

                      Section 9.03           Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay on demand (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the due diligence expenses, syndication expenses, travel expenses and fees, charges and disbursements of counsel (but not more than one firm of counsel (other than regulatory counsel)) associated with the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement and any amendment, modification or waiver hereof and (ii) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel (but not more than one firm of counsel (other than regulatory counsel) to the Administrative Agent and the Lenders) in connection with the enforcement of this Agreement.

(b)           The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender, and each Related Party of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Agreement, the use of the proceeds thereof, the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, non-appealable judgment of a court to arise from the wilful misconduct or gross negligence of such indemnified person or any of its affiliates or its or their respective officers, directors, employees, advisors or agents or (ii) to the extent they are found by a final, non-appealable judgment of a court to have resulted from a breach of the obligations of such indemnified person under this Agreement. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, unless such use is found by a final, non-appealable judgment of a court to arise from the wilful misconduct or gross negligence or bad faith of such indemnified person or any of its Affiliates or its or their respective officers, directors, employees, advisors or agents, or for any special, indirect, consequential or punitive damages in connection with this Agreement or the Transactions.  It is understood and agreed that, to the extent not precluded by a conflict of interest, each indemnified person shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment.  A single counsel shall be used, provided that if, in the reasonable opinion of any indemnified person, representation of all indemnified persons by one firm of counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Borrower shall reimburse the reasonable out-of-pocket expenses of no more than such number of additional firms of counsel for the indemnified persons as is necessary to avoid such actual or potential conflict of interest.  Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrower (not to be unreasonably withheld).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnified person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

                      Section 9.04           Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing or, after the Closing Date, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

       (ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower or the Target and their respective Related Parties or securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, that, at any time prior to the Commitment Termination Date when the aggregate amount of the Available Commitments shall exceed zero, no Person shall be an Approved Fund with respect to any proposed assignment hereunder unless at the time of such assignment either (i) its senior unsecured long-term debt securities without third-party credit enhancement are rated at least BBB by S&P or Baa2 by Moody’s or (ii) its senior unsecured short-term debt securities without third-party credit enhancement are rated at least A-2 by S&P or P-2 by Moody’s.

       (iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

       (iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

       (v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(f) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 and shall be bound by Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(e) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

       (ii)           A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(f) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                      Section 9.05           Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                      Section 9.06           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by fax or an electronic image of an executed counterpart of a signature page of this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.

                      Section 9.07           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                      Section 9.08           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower under this Agreement then due that are held by such Lender, irrespective of whether or not such Lender shall have made any demand therefor under this Agreement.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                      Section 9.09           Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                      Section 9.10           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                      Section 9.11           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                      Section 9.12           Confidentiality.  (a)  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or the Administrative Agent or another Lender on behalf of the Borrower.  For the purposes of this Section, “Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, (A) in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential and (B) with respect to disclosures pursuant to clauses (ii) and (iii) above, unless prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof or other Person (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such confidential information promptly after receipt of such request, and if practicable and permissible, before disclosure of such information.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE TARGET AND THEIR RESPECTIVE RELATED PARTIES OR SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

                      Section 9.13           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                      Section 9.14           USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

                      Section 9.15           No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

                      Section 9.16           Amendment and Restatement.  Upon the Effective Date the Existing Credit Agreement shall be amended and restated to be as set forth herein and shall otherwise cease to exist and the commitments thereunder shall continue only as the Commitments hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                    BORROWER

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ George G. Bitto
Name: George G. Bitto
Title: Vice President and Treasurer

                                        ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A., as Administrative Agent and a Lender

By:	/s/ Gitanjali Pundir
Name: Gitanjali Pundir
Title: Vice President

                                        LENDER

BNP Paribas

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Director

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Vice President

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

Deutsche Bank AG New York Branch

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By:	/s/ Oliver Schwarz
Name: Oliver Schwarz
Title: Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

HSBC Bank USA, National Association

By:	/s/ David A. Mandell
Name: David A. Mandell
Title: Managing Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

The Royal Bank of Scotland plc

By:	/s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William Ginn
Name: William Ginn
Title: Executive Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

Sovereign Bank

By:	/s/ Ravi Kacker
Name: Ravi Kacker
Title: SVP

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

UBS Loan Finance LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

Intesa Sanpaolo S.p.A.

By:	/s/ Robert Wurster
Name: Robert Wurster
Title: Senior Vice President

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: First Vice President & Head of Credit

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Alan Reiter
Name: Alan Reiter
Title: Authorized Signatory

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

THE BANK OF NOVA SCOTIA

By:	/s/ David Mahmood
Name: David Mahmood
Title: Managing Director

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

Mizuho Corporate Bank (USA)

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

[Signature page to Amended and Restated Credit Agreement]

                                        LENDER

Toronto Dominion (New York) LLC

By:	/s/ Jackie Barrett
Name: Jackie Barrett
Title: Authorized Signatory

[Signature page to Amended and Restated Credit Agreement]